NORTHSIGHT CAPITAL, INC.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

December 31, 2017

	Northsight Capital, Inc.	Crush Mobile, LLC	Combined Before Pro Forma Adjustments	Pro Forma Adjustments		Northsight Capital, Inc. Pro Forma
Assets
Current Assets:
Cash	$612	$7,272	$7,884	$-		$7,884
Prepaid expenses	291,781	-	291,781	-		291,781
Accounts receivable	15,000	-	15,000	-		15,000
Total current assets	307,393	7,272	314,665	-		314,665

Investment in Crush Mobile	-	-	-	382,512	(a)	-
				(382,512)	(c)
Goodwill	-	-	-	459,650	(d)	459,650
Web development costs - net	104,597	-	104,597	-		104,597
Total assets	$411,990	$7,272	$419,262	$459,650		$878,912

Liabilities and Stockholders' Deficit
Current Liabilities:
Accounts payable and accrued expenses	$219,800	$22,879	$242,679	$-		$242,679
Accounts payable and accrued expenses – related party	878,400	-	878,400	-		878,400
Notes payable – related party	2,000,293	380,000	2,380,293	(300,000)	(b)	2,080,293
Notes payable	79,900	-	79,900	-		79,900
Total Current Liabilities	3,178,393	402,879	3,581,272	(300,000)		3,281,272

Long Term Liabilities
Notes payable – related party	400,000	-	400,000	-		400,000
Total Liabilities	3,578,393	402,879	3,981,272	(300,000)		3,681,242

Commitments and contingencies

Stockholders' Deficit
Common stock, par value	121,018	-	121,018	4,904	(a)	128,922
				3,000	(b)
Owners’ Equity	-	1,488,256	1,488,256	(1,448,256)	(a)	-

Additional paid-in capital	18,638,874	-	18,638,874	1,825,364	(a)	20,735,738
				231,000	(b)
Accumulated deficit	(21,926,295)	(1,883,863)	(23,810,158)	66,000	(b)	(23,667,020)
				77,138	(c)
Total Stockholders' Deficit	(3,166,403)	(395,607)	(3,562,010)	759,650		(2,802,360)
Total Liabilities and Stockholders' Deficit	$411,990	$7,272	$419,262	$459,650		$878,912

NORTHSIGHT CAPITAL, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Year Ended December 31, 2017

	Northsight Capital, Inc.	Crush Mobile, LLC	Combined Before Pro Forma Adjustments	Pro Forma Adjustments		Northsight Capital, Inc. Pro Forma
Revenue	$20,100	$51,106	$71,206	$-		$71,206

Operating Expenses
General and administrative	732,071	14,579	746,650	-		746,650
Information technology services	-	138,825	138,825	-		138,825
Consulting expense – related party	180,000	-	180,000	-		180,000
Professional fees	234,713	18,650	253,363	-		253,363
Rent – related party	69,000	-	69,000	-		69,000

Loss from operations	(1,195,684)	(120,948)	(1,316,632)	-		(1,316,632)

Net operating Loss
Other income (expense)
Loss on investment	(17,361)	-	(17,361)	-		(17,361)
Interest expense	(69,909)	-	(69,909)	-		(69,909)
Gain on settlement of debt	45,867	-	45,867	-		45,867
Loss on extinguishment of debt	(5,798)	-	(5,798)	-		(5,798)

Net loss from operations	(1,242,885)	(120,948)	(1,363,833)	-		(1,363,833)

Income Tax	-	-	-	-		-

Net Loss	$(1,242,885)	$(120,948)	$(1,363,833)	$-		$(1,363,833)

Net loss per share – basic and diluted	(0.01)		(.01)			(.01)
Weighted average number of common shares outstanding during the period – basic and diluted	115,813,660		115,813,660	7,904,000	(d)	123,717,660

NORTHSIGHT CAPITAL, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Year ended December 31, 2016

	Northsight Capital, Inc.	Crush Mobile, LLC	Combined Before Pro Forma Adjustments	Pro Forma Adjustments		Northsight Capital, Inc. Pro Forma
Revenue	$15,680	$78,903	$94,583	$-		$94,583

Operating Expenses
General and administrative	773,037	277,563	1,050,600	-		1,050,600
Information technology services	-	354,552	354,552	-		354,552
Consulting expense – related party	180,000	-	180,000	-		180,000
Professional fees	212,815	57,716	270,531	-		270,531
Rent – related party	134,400	12,895	147,295	-		147,295

Loss from operations	(1,284,572)	(623,823)	(1,908,395)	-		(1,908,395)

Net operating Loss
Other income (expense)
Loss on investment	(475,751)	-	(475,751)	-		(475,751)
Loss from equity investment	(10,695)	-	(10,695)	-		(10,695)
Interest expense	(63,063)	-	(63,063)	-		(63,063)
Loss on deposit	(131,000)	-	(131,000)	-		(131,000)

Net loss from operations	(1,965,081)	(623,823)	(2,588,904)	-		(2,588,904)

Income Tax	-	-	-	-		-

Net Loss	$(1,965,081)	$(623,823)	$(2,588,904)	$-		$(2,588,904)

Net loss per share – basic and diluted	(0.02)		(0.02)			(0.02)
Weighted average number of common shares outstanding during the period – basic and diluted	112,818,088		112,818,088	7,904,000	(d)	120,722,088

NOTE 1 - BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed combined financial statements have been prepared assuming that the acquisition is accounted for using the acquisition method of accounting. Accordingly, the assets acquired and liabilities assumed of the Seller are recorded at their fair value.

NOTE 2 – PROPOSED TRANSACTION

On January 8, 2018, the Registrant (the “Company”) completed the acquisition of Crush Mobile, LLC (“Crush Mobile”) from its members.

Crush Mobile’s assets consist primarily of trademarks, domain names, mobile dating applications and related software and intellectual property. In connection with the closing of the acquisition, the Registrant is issuing an aggregate of 7,904,000 shares of common stock as follows: (i) 4,904,000 shares to the Crush Mobile members and (ii) 3,000,000 shares to certain Crush Mobile creditors (who are also members) in full satisfaction of $300,000 of indebtedness owed to them by Crush Mobile.

NOTE 3 – PRELIMINARY PURCHASE PRICE ALLOCATION

The Company has performed a preliminary valuation analysis of the fair market value of Crush Mobile, LLC’s assets and liabilities. The following table summarizes the allocation of the preliminary purchase price as of the acquisition date:

Purchase Price
4,904,000 shares of common stock valued at $0.078 per share	$382,512

Allocation of Purchase Price
Cash	$5,812
Goodwill	459,650
Accounts payable	(2,950)
Debt Obligations	(80,000)
$382,512

NOTE 4 - PRO FORMA PRESENTATION ADJUSTMENTS AND ASSUMPTIONS

The adjustments included in the column under the heading "Pro Forma Adjustments" in the unaudited pro forma condensed combined financial statements are as follows:

Pro Forma Adjustments to the Condensed Combined Balance Sheet

(a)To record the issuance of 4,904,000 shares of Northsight Capital common stock issued to shareholders of Crush Mobile in exchange for their ownership shares.

(b)To record the issuance of 3,000,000 shares of Northsight Capital common stock issued to debtholders of Crush Mobile as payment of an aggregate $300,000 in outstanding debt.

(c)To record the elimination of the historical members deficit of Crush Mobile

Pro Forma Adjustments to the Condensed Combined Statements of Operations

(d)To record the issuance of an aggregate 7,904,000 shares of Northsight Capital common stock attributable to the acquisition agreement